Exhibit 3.1A
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RESTORE MEDICAL, INC.
     The undersigned, J. Robert Paulson, Jr., President and Chief Executive Officer of Restore Medical, Inc., a Delaware corporation (the “Company”), hereby certifies as follows:
     1. The following resolution was duly adopted and approved by unanimous written consent of the board of directors of the Company, effective February 28, 2006, in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law:
     NOW, THEREFORE, BE IT RESOLVED, that subject to due approval and adoption by the stockholders of the Company, Article IV, Section B.4(a) and (b) of the Amended and Restated Certificate of Incorporation of the Company shall be amended (the “Amendment”) in its entirety to read as follows:
     “4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
           (a) Right to Convert. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price, Series B Original Issue Price, Series C Original Issue Price, and Series C-1 Original Issue Price (plus all declared but unpaid dividends on each such share), as the case may be, by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The Conversion Price per share for the Series C Preferred Stock and Series C-1 Preferred Stock shall be $1.74, the Conversion Price per share for the Series A Preferred Stock shall be $0.898 and the Conversion Price per share for the Series B Preferred Stock shall be $2.6571; provided, however, that the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).
           (b) Automatic Conversion. (I) Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, in which the assumed equity valuation of this corporation immediately prior to the offering, as reflected in the proposed per share price to the public for the Common Stock, is not less than $75,000,000 and the aggregate gross proceeds to the corporation equal at least $20,000,000 in the aggregate after deducting underwriting commission and expenses (a “Qualified Public Offering”) and (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series C Preferred Stock not held by MPM Capital or any of its affiliates or their respective transferees (voting together as a single class, and on an as-converted basis) (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).
     (II) Each share of Series A Preferred Stock, Series B Preferred Stock and Series C-1 Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) this corporation’s sale of its Common Stock in a Qualified Public Offering and (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C-1 Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).”
     2. In lieu of a meeting of the stockholders, written consent, effective March 2, 2006, has been given for the adoption of said amendment in accordance with Section 228 and Section 242 of the Delaware General Corporation Law, written notice of the taking of such corporate action shall be promptly given as provided in said Section 228, and such resolution has not been subsequently modified or rescinded.
     IN WITNESS WHEREOF, the undersigned, the President and Chief Executive Officer of Restore Medical, Inc. being duly authorized on behalf of Restore Medical, Inc., has executed this certificate as of this ___day of May, 2006.

RESTORE MEDICAL, INC.
By:
	Name:	J. Robert Paulson, Jr.
	Title:	President and Chief Executive Officer